Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS THIRD QUARTER 2016 EARNINGS

YORK, Pennsylvania – November 1, 2016 – Glatfelter (NYSE: GLT) today reported third quarter of 2016 net income of $19.6 million, or $0.44 per diluted share compared with $13.5 million, or $0.31 per diluted share in the third quarter of 2015.  Adjusted earnings for the third quarter of 2016 were $24.0 million, or $0.54 per diluted share compared with $20.8 million, or $0.47 per diluted share, for the same period a year ago.  Adjusted earnings is a non-GAAP measure for which a reconciliation is provided within this release.

Consolidated net sales totaled $405.3 million and $420.0 million in the third quarters of 2016 and 2015, respectively.  Lower selling prices unfavorably impacted the year-over-year comparison by $6.3 million and shipping volumes declined 2.1%.

“Our third quarter results reflect the continuation of challenging conditions in several of our markets,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “While Specialty Papers continued to improve its operating performance driving a 7% increase in operating profit, a soft demand environment in the broader uncoated freesheet market impacted shipping volume and limited the realization of price increases announced earlier this year.  In Composite Fibers, shipping volumes fell short of our expectations as demand for wall cover products was softer than expected.  The weakness in these businesses outweighed the steady performance of our Advanced Airlaid Materials business.  Demand in our airlaid markets remains robust and our wipes volume was up significantly on both a year-over-year and sequential-quarter basis.”

Mr. Parrini continued, “Given the weak global economic environment, we remain focused on aligning our cost structure to most efficiently meet our customers’ needs, deploying new products, optimizing asset utilization and delivering on our operational excellence initiatives.  We will continue to balance these initiatives with targeted investments to grow our business, such as expanding our Advanced Airlaid Materials business by building out our new Fort Smith, Arkansas facility, which we expect to be on-line in early 2018.”

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Glatfelter Reports 2016 Third Quarter Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended September 30
	2016		2015
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$19,601	$0.44	$13,504	$0.31
Adjustments (pre-tax)
Specialty Papers' environmental compliance	5,520		-
Airlaid capacity expansion costs	1,051		-
Fox River environmental matter	-		10,000
Asset impairment charge	-		1,201
Workforce efficiency charges	-		296
Acquisition and integration related costs	-		18
Total adjustments (pre-tax)	6,571		11,515
Income taxes (1)	(2,193)		(4,212)
Total after-tax adjustments	4,378	0.10	7,303	0.17
Adjusted earnings	$23,979	$0.54	$20,807	$0.47

(1)	Tax effect on adjustments calculated based on the tax rate of the jurisdiction in which each adjustment originated.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Third Quarter Business Unit Results

Composite Fibers

	Three months ended September 30
Dollars in thousands	2016	2015	Change

Tons shipped	39,068	38,868	200	0.5%
Net sales	$131,678	$133,946	$(2,268)	(1.7)%
Operating income	13,964	14,091	(127)	(0.9)%
Operating margin	10.6%	10.5%

Composite Fibers’ net sales decreased $2.3 million, or 1.7%, primarily due to $1.6 million from lower selling prices.  Shipping volumes increased slightly in the comparison.

Composite Fibers’ third quarter of 2016 operating income totaled $14.0 million, a decrease of $0.1 million compared to the year-ago period.  Slightly higher shipping volumes, more efficient operations, net of market related downtime, and lower raw material and energy prices improved operating results by $3.0 million which more than offset the impact of lower selling prices.  Foreign currency translation adversely impacted results by $1.5 million reflecting the less favorable impact from hedging activities in 2016 compared to 2015.

Advanced Airlaid Materials

	Three months ended September 30
Dollars in thousands	2016	2015	Change

Tons shipped	25,197	24,753	444	1.8%
Net sales	$61,863	$63,211	$(1,348)	(2.1)%
Operating income	6,382	6,770	(388)	(5.7)%
Operating margin	10.3%	10.7%

Advanced Airlaid Materials’ net sales decreased $1.3 million in the year-over-year comparison primarily due to $2.2 million of lower selling prices.  Shipping volumes increased 1.8%, or 5.6% on a square meter basis, primarily due to higher shipments of wipes products.

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Glatfelter Reports 2016 Third Quarter Results	page 3

Operating income for the third quarter of 2016, totaled $6.4 million, 5.7% lower than the comparable period a year ago.  Operating income benefited by $2.3 million from lower raw material and energy prices partially offset by lower selling prices related to the impact of cost pass through arrangements. In addition, foreign currency translation unfavorably impacted the comparison by $0.7 million reflecting the less favorable impact from hedging activities in 2016 compared to 2015.

Specialty Papers

	Three months ended September 30
Dollars in thousands	2016	2015	Change

Tons shipped	197,260	203,611	(6,351)	(3.1)%
Net sales	$211,760	$222,803	$(11,043)	(5.0)%
Energy and related sales, net	1,346	1,153	193	16.7%
Operating income	18,737	17,534	1,203	6.9%
Operating margin	8.8%	7.9%

Specialty Papers’ net sales decreased $11.0 million, or 5.0%, due to a 3.1% decline in shipping volumes and a $2.5 million impact from lower selling prices.

Specialty Papers’ operating income totaled $18.7 million in the third quarter of 2016, or an increase of $1.2 million compared with the same period a year ago.  Lower raw material and energy costs essentially offset the adverse impact of lower selling prices while improved productivity more than offset the impact of higher incentive compensation in the third quarter of 2016.

Other Financial Information

Pension expense totaled $1.4 million and $2.2 million in the third quarter of 2016 and 2015, respectively.  For 2016, full year pension expense is expected to be $5.5 million.  Because the Company’s qualified plan remains overfunded, a cash contribution is not expected for the foreseeable future.

The Company’s effective tax rate was 6.7% and 14.5% for the third quarters of 2016 and 2015, respectively. On adjusted earnings, the  effective tax rate was 13.0% in the third quarter of 2016 compared to 23.8% in the same quarter a year ago.  The third quarter 2016 tax rate benefited by $2.4 million primarily from investment tax credits, release of reserves due to completion of tax audits and changes in statutory tax rates.

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Glatfelter Reports 2016 Third Quarter Results	page 4

2016 Year-to-date Results

The Company reported net income of $37.7 million, or $0.86 per diluted share, for the first nine months of 2016 compared with $30.3 million, or $0.69 per diluted share, in the first nine months of 2015.  Adjusted earnings totaled $43.0 million, or $0.98 per diluted share in 2016, compared with $36.0 million, or $0.82 per diluted share, in 2015.  The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Nine months ended September 30
	2016		2015
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$37,734	$0.86	$30,277	$0.69
Adjustments (pre-tax)
Specialty Papers' environmental compliance	6,645		-
Airlaid capacity expansion costs	1,308		-
Fox River environmental matter	-		10,000
Asset impairment charge	-		1,201
Timberland sales and related costs	-		(2,705)
Workforce efficiency charges	88		2,249
Acquisition and integration related costs	-		178
Total adjustments (pre-tax)	8,041		10,923
Income taxes (1) (2)	(2,736)		(5,175)
Total after-tax adjustments	5,305	0.12	5,748	0.13
Adjusted earnings	$43,039	$0.98	$36,025	$0.82

(1)	Tax effect for adjustments calculated based on the tax rate of the jurisdiction in which each adjustment originated.
(2)	Includes release of $1.4 million of tax reserves on timberland sales in 2015.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Balance Sheet and Other Information

Cash and cash equivalents totaled $50.8 as of September 30, 2016, and net debt was $328.2 million compared with $255.4 million at the end of 2015.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2016 and 2015 are summarized below:

Capital Expenditures	Three months ended September 30		Nine months ended September 30
In thousands	2016	2015	2016	2015

Specialty Papers' environmental compliance projects	$15,757	$7,238	$52,544	$18,988
Airlaid capacity expansion	2,206	-	21,067	-
Other capital expenditures	18,594	22,467	43,337	55,292
Total capital expenditures	$36,557	$29,705	$116,948	$74,280

Capital expenditures are expected to total between $155 million and $170 million for 2016, including approximately $55 million to $60 million for Specialty Papers’ environmental compliance projects and approximately $40 million to $45 million for the Airlaid capacity expansion project.

Adjusted free cash flow for the first nine months of 2016 was $11.8 million compared with $11.2 million in the same period of 2015.  (Refer to the calculation of these measures provided in this release.)

Outlook

Composite Fibers’ shipping volumes in the fourth quarter of 2016 are expected be approximately 5% lower than the third quarter driven by lower sales of metalized products.  Selling prices and raw material and energy prices are expected to be in-line with the third

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Glatfelter Reports 2016 Third Quarter Results	page 5

quarter.  The Company anticipates the impact of machine downtime to reduce inventory levels will be largely offset by cost reduction initiatives.

Advanced Airlaid Materials’ shipping volumes are expected to decline slightly compared with the third quarter.  Customer selling prices and raw material and energy prices are expected to be in-line with the third quarter.

For Specialty Papers, shipping volumes in the fourth quarter are expected to be in-line with the third quarter.  Lower selling prices and mix changes are expected to reduce operating profit by approximately $5 million. The impact of machine downtime to reduce inventory levels is expected to be offset by lower maintenance costs. Raw material and energy prices are expected to increase moderately.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its third quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2016 Earnings Release Conference Call

When:	Tuesday, November 1, 2016, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	3137533

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	November 1, 2016, 2:00 p.m. through November 15, 2016, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	3137533

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in the cost to construct the new airlaid facility and the availability and costs of a qualified workforce, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, and market growth rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

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Glatfelter Reports 2016 Third Quarter Results	page 6

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company employs over 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2016	2015	2016	2015

Net sales	$405,301	$419,960	$1,213,932	$1,248,232
Energy and related sales, net	1,346	1,153	4,013	3,936
Total revenues	406,647	421,113	1,217,945	1,252,168
Costs of products sold	345,477	361,205	1,056,209	1,107,319
Gross profit	61,170	59,908	161,736	144,849

Selling, general and administrative expenses	35,747	39,792	104,796	100,201
Losses (gains) on dispositions of plant, equipment
and timberlands, net	5	(123)	31	(2,888)
Operating income	25,418	20,239	56,909	47,536
Non-operating income (expense)
Interest expense	(3,895)	(4,317)	(11,964)	(13,177)
Interest income	52	90	204	232
Other, net	(573)	(220)	(956)	(192)
Total other expense	(4,416)	(4,447)	(12,716)	(13,137)
Income before income taxes	21,002	15,792	44,193	34,399
Income tax provision	1,401	2,288	6,459	4,122
Net income	$19,601	$13,504	$37,734	$30,277

Earnings per share
Basic	$0.45	$0.31	$0.87	$0.70
Diluted	0.44	0.31	0.86	0.69

Cash dividends declared
per common share	$0.125	$0.12	$0.375	$0.36

Weighted average shares outstanding
Basic	43,576	43,457	43,552	43,363
Diluted	44,133	43,865	44,059	43,949

Business Unit Financial Information

(unaudited)

Three months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net sales	$131.7	$133.9	$61.9	$63.2	$211.8	$222.8	$-	$-	$405.3	$420.0
Energy and related sales, net	-	-	-	-	1.3	1.2	-	-	1.3	1.2
Total revenue	131.7	133.9	61.9	63.2	213.1	224.0	-	-	406.6	421.1
Costs of products sold	105.8	108.4	53.5	54.6	180.1	196.1	6.1	2.1	345.5	361.2
Gross profit (loss)	25.9	25.5	8.4	8.6	33.0	27.9	(6.1)	(2.1)	61.2	59.9
SG&A	11.9	11.5	2.0	1.8	14.3	10.4	7.5	16.2	35.7	39.8
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	-	-	-	(0.1)	-	(0.1)
Total operating income (loss)	14.0	14.1	6.4	6.8	18.7	17.5	(13.6)	(18.2)	25.4	20.2
Non operating expense	-	-	-	-	-	-	(4.4)	(4.4)	(4.4)	(4.4)
Income (loss) before income taxes	$14.0	$14.1	$6.4	$6.8	$18.7	$17.5	$(18.0)	$(22.6)	$21.0	$15.8

Supplementary Data
Net tons sold (thousands)	39.1	38.9	25.2	24.8	197.3	203.6	-	-	261.5	267.2
Depreciation, depletion and amortization	$6.9	$6.7	$2.4	$2.2	$6.4	$6.4	$0.6	$0.5	$16.3	$15.8
Capital expenditures	5.1	5.8	4.3	1.8	26.7	22.1	0.5	-	36.6	29.7

Nine months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net sales	$391.6	$409.6	$183.4	$183.0	$638.9	$655.6	$-	$-	$1,213.9	$1,248.2
Energy and related sales, net	-	-	-	-	4.0	3.9	-	-	4.0	3.9
Total revenue	391.6	409.6	183.4	183.0	642.9	659.5	-	-	1,217.9	1,252.2
Costs of products sold	316.0	329.8	157.5	162.0	574.1	608.4	8.6	7.1	1,056.2	1,107.3
Gross profit (loss)	75.6	79.8	25.9	21.0	68.8	51.1	(8.6)	(7.1)	161.7	144.8
SG&A	35.1	34.4	6.2	5.8	40.9	34.2	22.6	25.7	104.8	100.2
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	-	-	-	(2.9)	-	(2.9)
Total operating income (loss)	40.5	45.4	19.7	15.2	27.9	16.9	(31.2)	(29.9)	56.9	47.5
Non operating expense	-	-	-	-	-	-	(12.7)	(13.1)	(12.7)	(13.1)
Income (loss) before income taxes	$40.5	$45.4	$19.7	$15.2	$27.9	$16.9	$(43.9)	$(43.0)	$44.2	$34.4

Supplementary Data
Net tons sold (thousands)	116.7	116.2	74.1	71.4	597.7	593.6	-	-	788.5	781.2
Depreciation, depletion and amortization	$21.2	$20.1	$7.0	$6.5	$19.7	$19.3	$1.8	$1.5	$49.7	$47.4
Capital expenditures	13.7	17.3	25.0	4.6	77.4	51.0	0.8	1.4	116.9	74.3

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2016	2015

Cash Flow Data
Cash provided (used) by:
Operating activities	$59,437	$70,523
Investing activities	(117,293)	(72,923)
Financing activities	2,974	(21,946)

Depreciation, depletion and amortization	49,725	47,423
Capital expenditures	116,948	74,280

	September 30	December 31
	2016	2015
Balance Sheet Data
Cash and cash equivalents	$50,752	$105,304
Total assets	1,554,239	1,500,416
Total debt	378,981	360,662
Shareholders’ equity	691,689	663,247

The amount set forth for Total debt as of December 31, 2015, has been restated to retroactively adopt Accounting Standards Number 2015-03, Interest - Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others.  Items of an unusual or non-routine nature, such as gains on the sale of timberlands, costs related to Specialty Papers’ environmental compliance and Advanced Airlaid Materials capacity expansion projects, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time.  Gains from timberland sales are distinct from revenues generated from product sales.  Unlike items such as cost of raw materials and overhead costs, the environmental compliance and capacity expansion projects are unique items that do not represent direct ongoing costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended September 30		Nine months ended September 30
In thousands	2016	2015	2016	2015

Cash from operations	$22,797	$45,010	$59,437	$70,523
Less: Capital expenditures	(36,557)	(29,705)	(116,948)	(74,280)
Add back: Airlaid capacity expansion	2,206	-	21,067	-
Add back: Specialty Papers' environmental compliance projects	15,757	7,238	52,544	18,988
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	-	1,282	(4,277)	(4,065)
Adjusted free cash flow	$4,203	$23,825	$11,823	$11,166

Net Debt	September 30	December 31
In thousands	2016	2015

Current portion of long-term debt	$11,432	$7,366
Long term debt	367,549	353,296
Total	378,981	360,662
Less: Cash	(50,752)	(105,304)
Net Debt	$328,229	$255,358

The amounts set forth above as of December 31, 2015, have been restated to retroactively adopt Accounting Standards Number 2015-03, Interest - Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.